U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).(5)

[x]  Form 3 Holdings Reported

[x]  Form 4 Transactions Reported

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Scanlan                          Melissa                 L.
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     1212 W. Lill Ave.
-------------------------------------------------------------------------------
                                    (Street)

     Chicago                            IL                  60614
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Comdisco, Inc. (CDO)
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



_______________________________________________________________________________
4.   Statement for Month/Year


     September 30, 2001
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


     January 9, 2002
_______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

_______________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
_______________________________________________________________________________

===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================================
                                                                                            5.             6.
                                                             4.                             Amount of      Owner-
                                                             Securities Acquired (A) or     Securities     ship
                                                             Disposed of (D)                Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------  of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction               (A)               Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code          Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                (D)               and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/08/2001    3(1)                                         5,177,877      I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4             69,667      D     $ 2.4771                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4             25,000      D     $ 2.5791                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4             25,000      D     $ 2.2609                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4              7,367      D     $ 2.5000                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/11/2001    S4             25,000      D     $ 2.3492                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/14/2001    S4             25,000      D     $ 2.2559                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/15/2001    S4             25,000      D     $ 2.2822                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4             66,667      D     $ 2.3506                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4              8,333      D     $ 2.3211                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/22/2001    S4             33,333      D     $ 2.2700                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/25/2001    S4              7,433      D     $ 2.2500                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/29/2001    S4             25,900      D     $ 2.2600                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/04/2001    S4            200,000      D     $ 2.3974                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/05/2001    S4            100,000      D     $ 2.6135                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/06/2001    S4            100,000      D     $ 2.8013                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/07/2001    S4             33,333      D     $ 2.9000                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/12/2001    J(3)          200,000      D                                I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/07/2001    J(3)          290,000      D                                I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/09/2001    J(3)          560,000      D                                I        by Nonexempt
                                                                                                                     Trust (2)
===================================================================================================================================

                                                                   Page 2 of 7


===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================================
                                                                                            5.             6.
                                                             4.                             Amount of      Owner-
                                                             Securities Acquired (A) or     Securities     ship
                                                             Disposed of (D)                Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------  of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction               (A)               Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code          Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                (D)               and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                 3,268,406      I        by Nonexempt
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/08/2001    3(1)                                        16,527,255      D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4            139,333      D     $ 2.4771                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4             50,000      D     $ 2.5791                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4             50,000      D     $ 2.2609                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4             14,733      D     $ 2.5000                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/11/2001    S4             50,000      D     $ 2.3492                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/14/2001    S4             50,000      D     $ 2.2559                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/15/2001    S4             50,000      D     $ 2.2822                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4            133,333      D     $ 2.3506                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4             16,667      D     $ 2.3211                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/22/2001    S4             66,667      D     $ 2.2700                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/25/2001    S4             14,867      D     $ 2.2500                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/29/2001    S4             51,800      D     $ 2.2600                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/04/2001    S4            400,000      D     $ 2.3974                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/05/2001    S4            200,000      D     $ 2.6135                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/06/2001    S4            200,000      D     $ 2.8013                   D        by D Pontikes
                                                                                                                     Trust (4)
===================================================================================================================================


                                                                    Page 3 of 7

===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================================
                                                                                            5.             6.
                                                             4.                             Amount of      Owner-
                                                             Securities Acquired (A) or     Securities     ship
                                                             Disposed of (D)                Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------  of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction               (A)               Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code          Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                (D)               and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/07/2001    S4             66,667      D     $ 2.9000                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/06/2001    S4            100,000      D     $ 1.2400                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/07/2001    S4            310,200      D     $ 1.2400                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/08/2001    S4            250,000      D     $ 1.2400                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/09/2001    S4            500,000      D     $ 1.3529                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/10/2001    S4            500,000      D     $ 1.3200                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/14/2001    S4             26,100      D     $ 1.2000                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                13,286,888      I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    3(1)                                           112,624      I        by Gallegos
                                                                                                                     1995 Trust (6)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    3(1)                                           284,000      I        Remainder
                                                                                                                     Interest (6)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   163,302      D        by
                                                                                                                     Ms. Scanlan
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                    14,443      I        by A Scanlan
                                                                                                                     Trust (7)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     9,093      I        by K Scanlan
                                                                                                                     Trust (7)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   284,000      I        Remainder
                                                                                                                     Interest (7)
===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          (Print or Type Responses)                Page 4 of 7


FORM 5 (continued)
===================================================================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
===================================================================================================================================
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                   2.                                                                                    Deriv-    of
                   Conver-                    5.                              7.                         ative     Deriv-   11.
                   sion                       Number of                       Title and Amount           Secur-    ative    Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security           Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
Explanation of Responses:
(1) Beneficial ownership of Victoria Gallegos as of May 8, 2001, the date that she first became subject to the reporting requirements of Section 16(a) as a result of the events discussed in Notes (2) and (4) below, and (except for shares held by the Nonexempt Trust and the Dorene Pontikes Trust) as of September 30, 2001.

(2) On May 8, 2001, Nicholas K. Pontikes resigned as trustee of the Non Exempt Marital Trust formed under the will of Kenneth
    N. Pontikes ("Nonexempt Trust").  Ms. Scanlan and Ms. Gallegos are a majority of the trustees of the Nonexempt Trust.

(3) Distributions from the Nonexempt Trust.

(4) On May 8, 2001, pursuant to a power of appointment, Mr. Pontikes removed all trustees of the Dorene Pontikes Trust
    ("D Pontikes Trust"), including himself, and appointed Melissa Scanlan and Victoria Gallegos trustees.

(5) After the sale of shares on June 6, 2001 by the D Pontikes Trust, it ceased to be a 10% beneficial owner of Comdisco common stock and as a result was no longer subject to the reporting requirements of Section 16(a).  Transactions and holdings of the D Pontikes Trust reported after June 6, 2001 are reported by Ms. Scanlan and Ms. Gallegos on account of their indirect beneficial ownership of the holdings of the trust.

(6) Beneficially owned by Ms. Gallegos.

(7) Beneficially owned by Ms. Scanlan.



 /s/  Melissa L. Scanlan                                     January 11, 2002
--------------------------------------------            -----------------------
      **Signature of Reporting Person                            Date

      Melissa L. Scanlan, individually, on
      behalf of Victoria Gallegos, and as
      trustee of the Dorene Pontikes Trust


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                          Joint Filer Information



Issuer & Ticker Symbol:     Comdisco, Inc. (CDO)

Date of Event Requiring
Form 3 Report:              May 8, 2001

Period Covered by Report:   May 8, 2001 - September 30, 2001



Name:                       Victoria Gallegos

Address:                    212 Stein Way
                            Orinda, CA 94563

Designated Filer:           Melissa L. Scanlan



Name:                       Dorene Pontikes Trust

Address:                    1212 West Lill Avenue
                            Chicago, IL 60014

Designated Filer:           Melissa L. Scanlan or Victoria Gallegos

                             POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of Melissa L. Scanlan and Victoria Gallegos, signing singly, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a beneficial owner of more than 10% of the outstanding common stock of Comdisco, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be executed as of this 9th day of January, 2002.


 /s/  Melissa L. Scanlan
--------------------------
    Melissa L. Scanlan



 /s/  Victoria Gallegos
--------------------------
     Victoria Gallegos



 DORENE PONTIKES TRUST


 By:  /s/  Melissa L. Scanlan
     ----------------------------
      Melissa L. Scanlan, Trustee